Exhibit 2.1

[Explanatory note: Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally of any such schedule on similar attachment to the securities and Exchange Commission upon request.]

SALE AND PURCHASE AGREEMENT

between:

(1)           AB Medica S.p.A., a company organised under the laws of Italy, having its registered office in Piazza Sant’Agostino no. 24 20123, Milan, Italy, registered with the Companies Register of Milan under no. 07297190154, Tax Code and VAT no. 07297190154, represented by its Chairman and Chief Executive Officer Mr. Aldo Cerruti (the “Seller”);

(2)           AGA Medical Italia S.r.l., a company organised under the laws of Italy, having its registered office in Via Leonardo da Vinci no. 12, 39100, Bolzano, Italy, registered with the Companies Register of Bolzano under no. 02603770211, Tax Code and VAT no. 02603770211, represented by its Chairman Mr. John Richard Barr (the “Buyer”); and

(3)           AGA Medical Corporation, a company organised under the laws of Minnesota (USA), having its registered office in 5050 Nathan Lane North, Plymouth, Minnesota, USA, represented by its Chairman Mr. John Richard Barr (“Guarantor”).

WHEREAS:

(A)          The Seller operates, inter alia, the Business (as defined in clause 1);

(B)           The Seller intends to contribute the Business into a newly incorporated limited liability company named AB Medica-AGA Division S.r.l. (the “Company”), the corporate capital of which is or will be equal to Euro 100,000 and is or will be fully subscribed and paid and entirely owned by the Seller (the “Quota”);

(C)           The Buyer is interested in acquiring the Business through the acquisition of the Quota in the Company;

(D)          The Seller intends to transfer the Quota to the Buyer;

(E)           The Parties, by way of this preliminary agreement (the “Agreement”), wish to set out the terms and conditions for the transfer of the Quota;

(F)           The Guarantor has agreed to guarantee the payment obligations of the Buyer hereunder.

NOW THEREFORE THE PARTIES AGREE as follows:

1.             INTERPRETATION

1.1           In this Agreement:

“Accounting Principles” means the accounting principles set out in the Italian Civil Code and as set by the Consigli Nazionali dei Dottori Commercialisti e degli Esperti Contabili;

“Accounts” means individual accounts (bilancio) of the Business for the three financial years ended on 31 December 2008, including a balance sheet (situazione patrimoniale), a profit and loss accounts (conto economico) and a cash flow statement and the notes thereto (nota integrativa);

“Additional Purchase Price” has the meaning set out in clause 2.4.1;

“Authority” means any supranational, national, federal, state, provincial or local authority or entity or any political subdivision thereof, including without limitation any agency, instrumentality, division, department, court or other body thereof;

“Base Purchase Price” has the meaning set out in clause 2.2;

“Business” means the business of marketing, promoting and distributing AGA Medical Corporation’s products in Italy, as it has been performed by the Seller under the distribution agreement entered into by AGA Medical Corporation and the Seller on 20 December 2006, and including the tangible and intangible assets, contracts, Employees and other legal relationships used for the distribution of AGA products, as analytically described in Exhibit 7;

“Business Day” means a day other than a Saturday or Sunday on which commercial banks are open for ordinary business in Milan;

“Buyer’s Group” means the Buyer and any Person Controlled by, Controlling, or under common Control with, the Buyer;

“Company” means the company indicated in letter (B) of the Recitals;

“Completion” means completion of the sale and purchase of the Quota in accordance with this Agreement;

“Completion Date” means 8 January 2009 or such other date as the parties may agree in writing;

“Conditions” means the conditions set out in clause 3 and “Condition” means any of them;

“Confidential Information” means all information which is used in or otherwise relates to the Business or the Company or the Buyer’s Group or their respective businesses, customers or financial or other affairs including, without limitation, information relating to:

(a)           the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b)           future projects, business development or planning, commercial relationships and negotiations,

but does not include information which is in the public domain;

“Control”, “Controlling” and “Controlled” have the meaning provided for by and must be interpreted pursuant to paragraph 1, no. 1) and 2), of article 2359 of the Italian Civil Code;

“Deed of Contribution” means the deed of contribution attached hereto as Exhibit 9;

“Deed of Transfer” means the deed of transfer to be entered into by the Seller and the Buyer before an Italian Notary Public on the Completion Date for the purposes of the transfer of the Quota from the Seller to the Buyer according to article 2470 of the Italian Civil Code, substantially in the form set out in Exhibit 1;

“Employees” has the meaning set out in paragraph 11.1 of schedule 3;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Indemnified Matters” has the meaning set out in clause 9.1;

“Intellectual Property” means:

(a)           copyrights, know-how and database rights;

(b)           rights under licenses, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

(c)           rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

(d)           the right to sue for past infringements of any of the foregoing rights;

“Intellectual Property Rights” means all Intellectual Property owned, used or required to be used by the Company or the Business;

“Material Adverse Change” means any change or effect that is or reasonably likely will be materially adverse to the financial condition, results of operations or operations or assets of the Business, taken as a whole, other than any change or effect resulting from: (i) any disruption to the Business which is attributable to the announcement of this Agreement or the transactions contemplated hereby; or (ii) any changes in the laws of any relevant jurisdictions or the interpretation thereof;

“Permit” means:

(a)           a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

(b)           a filing of a notification, report or assessment,

in each case necessary for the effective operation of the Business, its ownership, possession, occupation or use of an asset or the execution or performance of this Agreement;

“Person” means any individual, company, firm, general or limited partnership, corporation, association or other legal entity;

“Policies” has the meaning set out in paragraph 8.3 of Schedule 3;

“Purchase Price” has the meaning set out in clause 2.2;

“Quota” means the quota representing the 100% corporate capital of the Company as indicated in letter (B) of the Recitals;

“Reference Financial Statements” means the profit and loss accounts (conto economico) in respect of the Business for the 11 months ended on 30 November 2008 and for the financial years 2006 and 2007, the balance sheet (stato patrimoniale) in respect of the Business as at 30 November 2008 and as at the date of the Deed of Contribution, attached hereto as Exhibit 11;

“Seller’s Confidential Information” means all information owned by the Seller or any member of the Seller’s Group, which is used in or otherwise relates to the Seller’s Group or its businesses, customers or financial or other affairs, other than the Business, including, without limitation, information relating to:

(a)           the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b)           future projects, business development or planning, commercial relationships and negotiations;

but does not include information which is in the public domain or Confidential Information;

“Seller’s Group” means the Seller and any Person Controlled by, Controlling, or under common Control with, the Seller;

“Taxation” means corporate income tax (IRES), local tax on production activities (IRAP), substitute tax on capital gains, withholding taxes, substitute tax on interest, VAT (Value Added Tax - IVA), registration tax, local tax on properties (ICI), cadastral and mortgage tax, stamp duties, any other direct or indirect tax or contribution or charges which are the equivalent of taxes and “Tax” shall be construed accordingly;

“Warranties” means the statements contained in schedule 3 and “Warranty” means any of them; and

“Warranty Claim” means a claim by the Buyer under or pursuant to the provisions of clause 5.

1.2           In this Agreement, a reference to:

1.2.1        a statutory provision includes a reference to the statutory provision as modified or reenacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or reenacted) before the date of this Agreement;

1.2.2        a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.3        times of the day is a reference to Italian time.

1.3           The headings in this Agreement do not affect its interpretation.

1.4           A reference in the Warranties to the Seller’s knowledge, information or belief is deemed to include knowledge, information and belief which the Seller would have if the Seller had made all reasonable enquiries.

1.5           The Recitals are incorporated into and form an integral and essential part of this Agreement.

2.             SALE AND PURCHASE

2.1           Subject to the Conditions set forth in clause 3, the Seller agrees to sell and the Buyer agrees to buy the Quota, free from all Encumbrances, as of the Completion Date and with economic effect as of 1 January 2009.

The Seller shall contribute the Business into the Company by 31 December 2008 pursuant to the Deed of Contribution. Save as provided in this Agreement, the Seller shall retain and be responsible for any cost, loss, claims or liability arising from or related to the ownership or the operation of the Business up to and including the contribution of the Business to the Company and will indemnify and hold harmless the Buyer and the Company for any cost, damage or expense directly or indirectly related to any loss, claim or liability.

2.2           The total purchase price to be paid by the Buyer for the Quota is the sum of a preliminary purchase price equal to Euro 22,200,000 (the “Base Purchase Price”) and the Additional Purchase Price as determined in accordance with the terms and conditions set out in clause 2.4 (the Base Purchase Price and the Additional Purchase Price collectively referred to as the “Purchase Price”).

2.3           The Base Purchase Price will be paid as follows:

2.3.1        Euro 15,000,000 on the Completion Date;

2.3.2        Euro 2,200,000 on the first Business Day of 2010;

2.3.3        Euro 2,400,000 on the first Business Day of 2011; and

2.3.4        Euro 2,600,000 on the first Business Day of 2012.

2.4           Additional Purchase Price

2.4.1        In addition to the Base Purchase Price, the Buyer will pay the Seller as additional consideration for the transfer of the Quota a variable amount up to a total maximum of Euro 8,800,000, subject to the terms and conditions provided in this clause and elsewhere in this Agreement (the “Additional Purchase Price”). The Additional Purchase Price shall be determined and paid as follows:

(a)           Euro 500,000 if Seller irrevocably undertakes to second to the Company, in accordance with the provisions of art. 30 D. Lgs. 276/2003 (“Procedure di Distacco”), and the employee indicated in Exhibit 6, paragraph A.1, agrees, by no later than 5 (five) Business Days before the Completion Date, to be seconded to the Company, for 12 (twelve) months exclusively to manage the sales and clinical team for the Company, assuming the undertakings, duties and responsibilities listed in Exhibit 6, paragraph A.1, effective as of 1 January 2009, without prejudice to the fact that such Seller’s employee will remain an employee of the Seller and his compensation will be the exclusive responsibility of the Seller which will indemnify and hold harmless the Buyer for any cost, damage or expense directly or indirectly related to such employee. To this extent the Seller shall procure the employee’s acceptance in writing of such secondment, the contents of which are substantially set out in Exhibit 12.A (“Lettera di Distacco”). The additional consideration referred in this paragraph will be paid on the Completion Date;

(b)           Euro 500,000 if Seller irrevocably undertakes to second to the Company, in accordance with the provisions of art. 30 D. Lgs. 276/2003 (“Procedure di Distacco”), and the employee indicated in Exhibit 6, paragraph A.2 agrees, by no later than 5 (five) Business Days before the Completion Date, to be seconded to the Company for 12 (twelve) months and during such period to spend at least 50% of his working time for the Company, assuming the undertakings, duties and responsibilities listed in Exhibit 6, paragraph A.2, effective as from 1 January 2009, without prejudice to the fact that such Seller’s employee will remain an employee of the Seller and his compensation will be the exclusive responsibility of the Seller which will indemnify and hold harmless the Buyer for any cost, damage or expense directly or indirectly related to such employee. To this extent the Seller shall procure the employee’s acceptance in writing of such secondment, the contents of which are substantially set out in Exhibit 12.B (“Lettera di Distacco”). The additional consideration referred in this paragraph will be paid on the Completion Date;

(c)           Euro 1,500,000 if the 8 (eight) Seller’s employees currently dedicated primarily or exclusively to the Business indicated in Exhibit 3 enter into employment contracts with the Company in such form as may be satisfactory to Buyer and become employed by the Company as full time employees, effective on or before January 1, 2009. The additional consideration referred in this paragraph will be paid on the Completion Date;

(d)           Euro 1,500,000 or Euro 750,000 if, respectively, more than 90% or more than 75% by value and volume of all contracts and tenders indicated in paragraphs 9.2.3 (b)(ii), (b)(iii) and (b)(iv) of Schedule 3 are effectively transferred to the Company in respect of the terms and conditions set forth in Article 116 of D. Lgs. 163/2006 and any other applicable law and regulation, and, unless they come to their natural expiration on or before 31 March 2009, are still valid and enforceable or renewed on the same term and not cancelled by the relevant customer on 31 March 2009, will be paid on or before the first Business Day of April 2009;

(e)           Euro 900,000 if the sales by the Company in Italy and Malta exceed Euro 18,000,000 for the year ending 31 December 2009 and an additional amount of Euro 900,000 if the sales by the Company in Italy and Malta exceed Euro 20,000,000 for the year ending 31 December 2009, will be paid on or before the first Business Day of 2010;

(f)            Euro 800,000 if the sales by the Company in Italy and Malta exceed Euro 20,000,000 for the year ending 31 December 2010 and an additional Euro 800,000 if the sales by the Company in Italy and Malta exceed Euro 22,000,000 for the year ending 31 December 2010, will be paid on or before the first Business Day of 2011; and

(g)           Euro 700,000 if the sales by the Company in Italy and Malta exceed Euro 22,000,000 for the year ending 31 December 2011 and an additional Euro 700,000 if the sales by the Company in Italy and Malta exceed Euro 24,000,000 for the year ending 31 December 2011, will be paid on or before the first Business Day of 2012.

2.4.2        No interest shall be payable on the above amounts.

2.5           Net Income

The net income from the ordinary operation of the business of the Company, conducted in accordance with Schedule 4, for the period from the date of the Deed of Contribution up to 31 December 2008, shall be paid to the Seller immediately before Completion. The net income shall be calculated as a difference between the revenues (net of VAT) for goods sold by the Company minus the sum of returns and allowances, cost of goods sold, taxes (IRES and IRAP), duties and fees, freight, and pro rata operating expenses, including Employees’ compensation and the related pro rata social security contributions and all accrued and unpaid amounts in respect of the period up to the date of the Deed of Contribution for liabilities to Employees. Any accounts receivable for products sold for which payment has not been received, shall be assigned by the Company to the Seller and the Seller shall be solely responsible for collections on its own behalf for such accounts receivable.

3.             CONDITIONS

3.1           Completion is conditional on the following Conditions being satisfied or waived by the Buyer, on or before 8 January 2009:

3.1.1        the Business is duly and lawfully contributed by the Seller to the Company no earlier than 8 December 2008 and no later than 31 December 2008 pursuant to the Deed of Contribution;

3.1.2        each of the Employees are full time employees of the Company effective as from 1 January 2009 at the latest and none of them having offered their resignations or, if one or more Employees have offered their resignation, the parties have reached an agreement to replace the resigning Employees with persons having equivalent skills and experience as such resigned Employees;

3.1.3        obtaining of any worker consultation approval required under Italian law;

3.1.4        at the Completion Date no Material Adverse Change having occurred;

3.1.5        the Seller is not in breach of any of the Warranties, covenants or obligations under this Agreement;

3.1.6        completion of due diligence on the Company and the Business to the satisfaction of Buyer, provided that the Buyer provides any requests for further information or clarification no later than 10 December 2008;

3.1.7        renewal by Seller or by the Company, under substantially the same terms and conditions, of those offers indicated in paragraphs 9.2.3 (b)(i) and (b)(v) of Schedule 3;

3.1.8        each of the agents referred to in paragraph 9 of Schedule 5 shall have amended or terminated their agency agreements in a form satisfactory to the Buyer; and

3.1.9        each of the distributors referred to in paragraphs 5, 6 and 7 of Schedule 5 shall have entered into a new agreement with the Company in a form satisfactory to the Buyer.

3.2           The Buyer and the Seller both individually and, where necessary, in co-operation, shall make all reasonable efforts to achieve satisfaction of each Condition as soon as possible before 8 January 2009. If, despite such reasonable efforts, any of the Conditions has not been satisfied by that date then the Buyer and the Seller shall make all reasonable efforts to achieve satisfaction of such Conditions as soon as practicable after that date and in any event not later than 31 January 2009.

3.3           If, at any time, the Seller or the Buyer becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party.

3.4           At any time on or before 6:00 pm on 7 January 2009 the Buyer may decide to the extent possible to waive any of the Conditions by notice to the Seller on any terms it decides.

3.5           If a Condition has not been waived by the Buyer pursuant to clause 3.4 or has not been satisfied by 6:00 pm on 31 January 2009, this Agreement shall automatically terminate with immediate effect.

3.6           Each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

4.             COMPLETION

4.1           Completion shall take place at the offices of the Italian Notary Gianguido Isotti in Via Armando Diaz no. 18, 39100 Bolzano (Italy), at 14:00 on the Completion Date.

4.2           At Completion the Seller and the Buyer shall perform all the activities respectively required of them in schedule 2 and the Buyer shall pay, or shall cause that its Controlling Person pays on its name and behalf, the sum indicated in clause 2.3.1 and, to the extent applicable, in clauses, 2.4.1 (a), 2.4.1 (b) and 2.4.1 (c), to the Seller by transfer of funds for same day value.

4.3           For the purposes of this Agreement, all monies payable by the Buyer to the Seller shall be payable to the following bank account:

Bank: Banca Nazionale del Lavoro

Agency: Agenzia di Citta n. 30 Accursio, Via Varesina n. 47/49, 20156, Milan

Bank account no. 3516

ABI: 01005

CAB: 01660

IBAN: IT 16 H 01005 01660 000000003516

SWIFT: BNLIITRRMCE

4.4           The Buyer shall not be obliged to complete this Agreement unless the Seller complies with all its obligations under this clause 4 and schedule 2.

4.5           If Completion does not take place on the Completion Date because the Seller fails to comply with any of its obligations under clause 4 or schedule 2, the Buyer may by notice to the Seller:

4.5.1        proceed to Completion to the extent reasonably practicable (but if the Buyer exercises its right pursuant to this clause 4.5.1, completion of the purchase of the Quota does not affect the Buyer’s rights in connection with the others);

4.5.2        postpone Completion to a date not more than 10 (ten) Business Days after the Completion Date; or

4.5.3        terminate this Agreement.

4.6           If the Buyer postpones Completion to another date in accordance with clause 4.5.2, the provisions of this Agreement shall apply as if that other date were the Completion Date.

4.7           If the Buyer terminates this Agreement pursuant to clause 4.5.3, each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

5.             WARRANTIES AND PRE-COMPLETION CONDUCT

5.1           The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading at the date of execution of the Deed of Contribution. Immediately before Completion, the Seller is deemed to warrant to the Buyer that each Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Warranty to the “date of execution of the Deed of Contribution”, that reference is also to be construed as a reference to Completion.

5.2           The Seller acknowledges that the Buyer:

5.2.1        is entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Buyer to enter into this Agreement; and

5.2.2        may rely on the Warranties in warranting to any subsequent buyer of the Quota or of all or any part of the undertaking of the Company.

5.3           Save in respect of the matters fully and fairly disclosed to the Buyer in the disclosure schedules, no knowledge relating to the Company (actual, constructive or imputed) prevents or limits a claim made by the Buyer for breach of any Warranty by the Seller. The Seller shall not invoke the Buyer’s knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of this clause 5.

5.4           The Seller undertakes not to make any claim against the Company or a director, officer, consultants or employee of the Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by the Company or a director, officer, consultants or employee of the Company for the purpose of assisting the Seller to make a representation or give a Warranty.

5.5           Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

5.6           Between the execution of this Agreement and Completion the Seller shall:

5.6.1        ensure that the Company complies with schedule 4; and

5.6.2        notify the Buyer immediately if it becomes aware of a fact or circumstance which constitutes or which would or might constitute a material breach of this clause 5 or which would or might cause a Warranty to be untrue, inaccurate or misleading if given in respect of the facts or circumstances as at Completion.

5.7           Save as provided in clause 7, the Seller shall indemnify the Buyer on demand against all loss, damage or expenses incurred by the Buyer or the Company arising out of any breach of a Warranty.

5.8           The Seller warrants that the balance sheet of the Business as at the date of the Deed of Contribution and as at 31 December 2008 will have a net equity value of at least Euro 1,378,087 with no debt and no liabilities other than those fully provided for in such balance sheet.

6.             REMEDIES AND GUARANTEE

6.1           If, at any time before Completion, the Seller commits a material breach of any provision of this Agreement or if the Seller gives a notice under clause 5.6.2, the Buyer may by notice in writing to the Seller elect to proceed to Completion or terminate this Agreement.

6.2           If the Buyer terminates this Agreement pursuant to clause 6.1:

6.2.1        the Seller shall indemnify the Buyer, and keep the Buyer indemnified, on demand against all its reasonable direct and necessary costs relating to the negotiation,

preparation, execution or termination of this Agreement and the satisfaction of any Condition; and

6.2.2        each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

6.3           If Completion takes place (whether or not pursuant to an election by the Buyer under clause 6.1) and there is a Warranty Claim, the Seller shall pay the Buyer on demand (at the Buyer’s option) an amount equal to either:

6.3.1        the reduction caused in the value of the Quota; or

6.3.2        if:

(a)

the value of an asset of the Company is or becomes less than the value would have been had the breach not occurred; or

(b)

the Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

the reduction in the value of the asset or, as the case may be, the amount of the liability or increased liability.

6.4           If at any time before Completion the Buyer commits a material breach of any provision of this Agreement or fails to complete without cause:

6.4.1        the Buyer shall indemnify the Seller, and keep the Seller indemnified, on demand against all its reasonable direct and necessary costs relating to the negotiation, preparation, execution or termination of this Agreement; and

6.4.2        each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

6.5           The Guarantor in its capacity as Controlling Person of the Buyer hereby irrevocably guarantees to the Seller (on a joint and several basis with the Buyer, provided that specific request of fulfilment shall be previously addressed to the Buyer) the due and timely performance by the Buyer of the payment obligations undertaken by the latter pursuant to this Agreement.

7.             LIMITATIONS ON THE SELLER’S LIABILITY

7.1           The Seller shall not be liable for a Warranty Claim unless notice has been given to the Seller:

7.1.1        on or before 60 (sixty) days following the date of expiry of the relevant statutory limitation period in respect of any Warranty Claim for breach of any of the Warranties contained in paragraphs 11 (Employees), 13 (Tax and Social Security), and 16 (Pensions and Other Benefits) of schedule 3; or

7.1.2        4 (four) years after Completion in respect of any Warranty Claim other than those referred to in clause 7.1.1.

7.2           Save what provided under clauses 5 and 6, the Seller is not liable in respect of a Warranty Claim:

7.2.1        unless the amount that would otherwise be recoverable from the Seller in respect of that Warranty Claim exceeds Euro 10,000 (ten thousand); and

7.2.2        unless and until the amount that would otherwise be recoverable from the Seller in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims, exceeds Euro 100,000 (one hundred thousand) and in the event that the aggregated amounts exceed Euro 100,000 (one hundred thousand) the Seller shall be liable in respect of the total aggregated amounts (subject to clause 7.3) and not the excess only.

7.3           The Seller’s total liability in respect of all Warranty Claims is limited to the total amount payable to the Seller by the Buyer under clause 2, but the amount of a Warranty Claim in respect of a fine, penalty, surcharge or interest related to Taxation is not to be counted for this purpose.

8.             FURTHER UNDERTAKINGS BY THE SELLER AND THE BUYER

8.1           Save as provided in this Agreement, the Seller undertakes to the Buyer that it will not do any of the following things:

8.1.1        from the date of this Agreement and for a period of 5 (five) years starting on Completion, in any manner whatsoever either alone or jointly with, through or as adviser to, or agent of, or manager for, any person directly or indirectly carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly (i) with the Business of the Company as carried on as at Completion; and/or (ii) in those fields of cardiology which Buyer has commercialised or is in process of development or commercialising (endovascular medical devices for the treatment of ASD, PFO, PDA, VDS, LAA, peripheral vascular embolization and grafts for exclusion of aneurysms in the vasculature). In case the law at any relevant time permits the duration of the undertakings indicated in this clause 8.1.1 to exceed the 5-years period indicated above, the noncompetition undertakings provided in this clause 8.1.1 will be automatically extended up to 1 January 2015. In case the law at any relevant time does not permit the duration of the undertakings indicated in this clause 8.1.1 to exceed the 5-years period indicated above, the parties, immediately upon the expiry of the 5-years period, shall negotiate in good faith the renewal of the noncompetition undertakings provided in this clause 8.1.1 up to 1 January 2015 on the same terms and conditions provided herein;

8.1.2        from the date of this Agreement and for a period of 5 (five) years for managers and 3 (three) years for other employees, starting on Completion, without the prior written consent of the Buyer directly or indirectly solicit or contact with a view to his engagement or employment by another person, a director, officer, employee or manager of the Company, in either case where the person in question either has Confidential Information or would be in a position to exploit the Company’s trade connections;

8.1.3        pending Completion, directly or indirectly:

(a)

enter into or be involved in any discussion or negotiation with any Person except the Buyer in connection with the sale of the Company or the Business or any part of the Business or (except in the usual course of business) any of the material assets of the Business;

(b)

enter into an agreement or arrangement with any Person except the Buyer or any Person designated by the Buyer in connection with the sale of the Company or the Business or any part of the Business or (except in the usual course of business) any of the material assets of the Company; or

(c)

make available to any Person except the Buyer, its directors, officers, duly authorised representatives, advisers or agents any information relating to the sale of the Company or the Business or any part of the Business or (except in the usual course of business) any of the assets of the Company.

8.2           The Seller shall cause each member of the Seller’s Group to comply with clause 8.1.

8.3           Each undertaking in clause 8.1 and 8.2 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertaking shall continue to bind the Seller.

8.4           On receiving the Buyer’s reasonable request the Seller shall (at its cost):

8.4.1        do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

8.4.2        give to the Buyer all information it possesses or to which it has access relating to the Business and the Company and allow the Buyer to copy any document containing that information.

8.5           Save as provided in this Agreement, the Buyer undertakes to the Seller:

8.5.1        for a period of 1 (one) year starting on Completion, to maintain pricing strategies and services polices substantially consistent with those used by the Seller in respect of the Business as set out in Exhibit 8;

8.5.2        for a period of 3 (three) years starting on Completion, to make available in the Italian territory the whole range of products manufactured by the Buyer’s Group subject to regulatory approval; and

8.5.3        from the date of this Agreement and for a period of 5 (five) years for managers and 3 (three) years for other Employees, starting on Completion, without the prior written consent of the Seller directly or indirectly solicit or contact with a view to his engagement or employment by another person, a director, officer, employee or manager of the Seller, in either case where the person in question either has Confidential Information or would be in a position to exploit the Seller’s trade connections.

8.6           The Buyer undertakes to maintain for the Employees, for a period of 3 (three) years from Completion, the total compensation package and other employment contractual rights and benefits no less favourable than those existing as of the date of this Agreement. Notwithstanding the aforementioned, the Buyer may alter any Employee’s compensation package set out in Exhibit 3 to the extent that such decision is:

8.6.1        strictly linked to and a consequence of the Employee’s performance; or

8.6.2        in compliance with Italian law and relevant trade union agreements, or

8.6.3        in full agreement with the relevant Employee.

8.7           The Buyer undertakes to indemnify and hold harmless the Seller for any cost damage or expense directly or indirectly related to any breach by the Company, after Completion, of those contracts entered into by the Seller and transferred to the Company by the Seller upon contribution of the Business to the Company including the contracts between the Company and the Employees.

8.8           The Seller shall deliver to the Buyer the Accounts within 90 (ninety) days from Completion, and shall ensure that the Accounts are prepared by the Seller and audited by auditors appointed by the Buyer (which cost shall be borne by the Buyer) in accordance with US GAAP and all applicable principles, requirements and practices provided by the United States Securities and Exchange Commission (“SEC”) for the purposes of filing by a member of Buyer’s Group with the SEC in respect of the acquisition which is the object of this Agreement.

8.9           The Seller undertakes that as of the date of delivery of the Accounts:

8.9.1        the Accounts will have been prepared and audited on a consistent basis in accordance with all applicable laws, principles and practices generally accepted in Italy;

8.9.2        the Accounts will show a true and fair view of the assets, liabilities and financial and trading position of the Company or the Seller in respect of the Business as at the relevant reference date and of the profits or losses of the Company or the Seller in respect of the Business for the periods ended as at the relevant reference dates;

8.9.3        full disclosure of, and adequate provisions for, bad and doubtful debts and all liabilities (actual, contingent or otherwise) and all financial commitments of the Company or the Seller in respect of the Business at the relevant reference dates will have been made in the Accounts; and

8.9.4        the results shown by the audited Accounts as at the relevant reference dates for the periods ended on the relevant reference dates will not have (except as disclosed in those accounts) been affected by any extraordinary, exceptional or non recurring item or by any other circumstance making the profits or losses for all or any of the periods covered by those accounts unusually high or low.

8.10         From the date of this Agreement, the Seller undertakes all covenants that it will, at its cost, use all reasonable endeavours and take all steps and actions and otherwise use its best efforts to ensure the effective execution of the transactions contemplated in this Agreement and the effective transfer to the Company of the commercial benefit of the Business.

8.11         As appropriate, the Seller and the Buyer shall and shall cause their affiliates to notify third parties who remit payment in respect of the Business of the proper location and employer identification numbers for the remission of payments. From time to time, the Seller and the Buyer and their respective affiliates may receive payments from third parties that belong to the other party or one of their affiliates. The parties agree to cooperate with each other in identifying any such payments, notifying the other party of receipt of such payments and promptly remitting such payment to the other party. The Seller and the Buyer shall have the right to audit such payments, and the Seller and the Buyer agree to provide the other party with access to necessary related reports in order to complete such audit for one year from the date of this Agreement.

8.12         As of and subject to Completion, the Seller hereby waives, and the Buyer on its own behalf and on behalf of AGA Medical Corporation hereby waives, without prejudice to the provisions and the obligations of this Agreement, any and all outstanding actions and accrued claims arising from the distribution agreement entered into by AGA Medical Corporation and the Seller on 20 December 2006, as subsequently amended, and declare in any event, to have waived as of Completion any claim which may arise at a future date in any way from such distribution agreement.

9.             INDEMNITIES

9.1           The Seller undertakes to indemnify the Buyer on demand against all loss, damage or expenses incurred by the Buyer or the Company arising out of any of the specific list of matters (the “Indemnified Matters”) referred to in schedule 5.

9.2           The parties acknowledge that both parties are aware of the subject matter of each of the Indemnified Matters and this indemnity shall apply notwithstanding any knowledge of the Buyer in respect of the Indemnified Matters.

9.3           The Seller shall indemnify the Buyer or the Company against any and all loss, damage or expenses incurred by the Buyer or the Company if any employee of the Seller’s Group (other than the Employees) claims a right to have his employment contract with the relevant company of the Seller’s Group transfer to or any payment by Buyer or the Company as a result of the contribution of the Business into the Company by the Seller or of the transactions contemplated in this Agreement.

9.4           The Seller shall indemnify the Buyer or the Company against any against all loss, damage or expenses incurred by the Buyer or the Company for any claim arising from any contract, agreement or arrangement of the Seller’s Group in respect of the Business other than the contracts, agreements and arrangements listed in Exhibit 5.

10.           CONFIDENTIAL INFORMATION

10.1         Confidential Information

10.1.1      The Seller undertakes that before and after Completion the Seller shall:

(a)                                  not use or disclose to any Person Confidential Information it has or acquires;

(b)                                 make every effort to prevent the use or disclosure of Confidential Information; and

(c)                                  ensure that each member of the Seller’s Group complies with the provisions under this clause 10.1.1.

10.1.2      Clause 10.1.1 does not apply to disclosure of Confidential Information:

(a)                                  to a director, officer or employee of the Seller or of the Company whose function requires him to have Confidential Information;

(b)                                 required to be disclosed by law or by a rule of any competent Authority - including tax authorities - provided that the disclosure shall be made after consultation with the Buyer and after taking into account the Buyer’s requirements as to its timing, content and manner of making or despatch; or

(c)                                  to an adviser for the purpose of advising the Seller in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 10.1.1 applies to the disclosure by the adviser.

10.2         Seller’s Confidential Information

10.2.1      The Buyer undertakes that before and after Completion the Buyer shall:

(a)                                  not use or disclose to any Person Seller’s Confidential Information it has or acquires;

(b)                                 make every effort to prevent the use or disclosure of the Seller’s Confidential Information; and

(c)                                  ensure that each member of the Buyer’s Group complies with the provisions under this clause 10.2.1.

10.2.2      Clause 10.2.1 does not apply to disclosure of Seller’s Confidential Information:

(a)                                  to a director, officer or employee of the Buyer or of the Company whose function requires him to have such Seller’s Confidential Information;

(b)                                 required to be disclosed by law or by a rule of any competent Authority - including tax authorities - provided that the disclosure shall be made after consultation with the Seller and after taking into account the Seller’s requirements as to its timing, content and manner of making or despatch; or

(c)                                  to an adviser for the purpose of advising the Buyer in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 10.2.1 applies to the disclosure by the adviser.

11.           ANNOUNCEMENTS

11.1         Subject to clause 11.2, neither party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party’s written consent, which may not be unreasonably withheld or delayed. Following Completion, the parties shall send a joint communication to the customers of the Business substantially in the form provided in Exhibit 10.

11.2         Clause 11.1 does not apply to a public announcement, communication or circular:

11.2.1      made or sent by the Buyer after Completion to a customer, client or supplier of the Company informing it of the Buyer’s purchase of the Quota; or

11.2.2      required by law, or by a rule of any competent Authority - including tax authorities or stock exchange or securities regulator - or other authority with relevant powers to which either party or any member of the Buyer’s Group is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall if reasonably practicable, be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

12.           COSTS

Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

13.           GENERAL

13.1         The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

13.2         The Parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

13.3         Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

13.4         If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the maximum annual rate allowed by Italian law. Interest accrues and is payable from day to day.

13.5         All payments made by the Seller under this Agreement shall be made gross, free of right of counterclaim or set-off and without deduction or withholding of any kind other than any deductions or withholding required by law.

13.6         If the Seller makes a deduction or withholding required by law from a payment under this Agreement, the sum due from the Seller shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Buyer receives a sum equal to the sum it would have received had no deduction or withholding been made.

13.7         If any payment under this Agreement will be or has been subject to Tax the Seller shall on demand from the Buyer pay to the Buyer the amount (after taking into account tax payable in respect of the amount) that will ensure that the Buyer receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

13.8         So far as it is legally able, each party undertakes with the other to use its respective best effort to ensure that the provisions of this Agreement are completely and punctually fulfilled, observed and performed by the parties and (as applicable) the Company and generally that full effect is given to the principles set out in this Agreement.

14.           FORCE MAJEURE

None of the parties shall have any liability to any other party as a result of a delay in performance, or the non-performance, of any obligation hereunder (other than an obligation to pay any amount required hereunder) caused by circumstances beyond the reasonable control of such party (other than the financial condition of such party), including but not limited to acts of God, material fire, extreme weather, war or civil strife, major accidents, compliance with laws, rules and regulations of any governmental authority or any action or restriction required by any governmental authority, provided, in each case, that such party relying on this clause has no power to control or materially influence the implementation of any laws, rules and/or regulations created after the date hereof upon which it seeks to avoid liability. The parties shall use their best efforts to develop alternate courses of action to minimise any adverse effect on the other party and to resume performance as soon as is reasonably possible.

15.           ENTIRE AGREEMENT

In this clause 15, the following definition applies:

“Representation” means representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise).

15.1         This Agreement and each document referred to in it/describe related agreements constitute the entire agreement and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

15.2         The Seller acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any Representation given by the Buyer, any other member of the Buyer’s Group or any adviser or provider of finance to the Buyer or other member of the Buyer’s Group.

15.3         The Buyer is not liable to the Seller for a Representation that is not set out in this Agreement.

15.4         Nothing in this clause shall have the effect of limiting or restricting any liability arising as a result of any fraud.

16.           ASSIGNMENT

16.1         The Seller agrees that the benefit of every provision in this Agreement is given to the Buyer for itself and its successors in title and assigns. Accordingly, the Buyer (and its successors and assigns) may, without the consent of the Seller, assign the benefit of all or any of the Seller’s obligations under this Agreement and/or any other benefit arising under or out of this Agreement.

16.2         This Agreement is personal to the Seller. Accordingly, the Seller shall not assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part without the previous consent of the Buyer.

17.           NOTICES

17.1         Addresses for notices

Any notice or notification in any form to be given under this Agreement shall be made in writing (by letter or fax) and may be sent as follows:

17.1.1      To the Seller at the following address:

AB Medics S.p.A.
Via Nerviano 31, 20020 Lainate
Fax number: + 39 02 933 05400
Attention: Aldo Cerruti;

17.1.2      To the Buyer at the following address:

AGA Medical Italia S.r.l.
c/o AGA Medical Corporation
5050 Nathan Lane North
Plymouth, Minnesota 5542, U.S.A.
Fax number: +1 763 647 5906
Attention: Ron E. Lund.

17.2         Effectiveness of notices

Every notice or other communication sent in accordance with clause 16.1 shall be effective if sent by letter, upon receipt by the addressee and, if sent by fax, upon the sender’s fax machine printing confirmation of transmission, provided however that any such notice or other communication which would otherwise take effect after 5.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

18.           GOVERNING LAW AND JURISDICTION

18.1         This Agreement is governed by Italian law.

18.2         All disputes arising out of or in connection with the present contract, therein included those related to its existence, validity, performance and termination, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by an arbitral tribunal appointed in accordance with the said Rules.

18.3         The arbitration proceedings shall take place in Milan and shall be conducted in the English language unless otherwise agreed.

18.4         The expenses of the arbitration proceedings shall be borne by the parties in accordance with the applicable determinations of the arbitration panel.

19.           GOVERNING LANGUAGE

19.1         This Agreement is drawn up in the English language except that some of the schedules are in whole or in part drawn up in the Italian language. If this Agreement is translated into another language, the English language text prevails.

19.2         Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a party to any other party under or in connection with this Agreement shall be:

19.2.1      in English; or

19.2.2      if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.

19.3         The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 19.2.2.

20.           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

* * *

Schedules

Schedule 1             Information about the Company

Schedule 2             Completion requirements

Schedule 3             Warranties

Schedule 4             Action pending completion

Schedule 5             Indemnities

Schedule 6             Contents

Exhibits

1.     Deed of Transfer

2.     Service Agreement

3.     Employees

4.     Consultants

5.     Contracts and tenders

6.     Support personnel

7.     Business

8.     Pricing strategies and services policies

9.     Deed of Contribution

10.   Customer joint communications

11.   Reference Financial Statements

12.   Lettera di distacco

***

If you agree upon the above terms and conditions, please return to us a copy of this letter and its schedules and exhibits duly initialised on each page and signed by you indicating your full acceptance of this Agreement.

AB Medica S.p.A.”

***

Your faitfully

/s/ John Barr

AGA Medical Italia S.r.l.

/s/ John Barr

AGA Medical Corporation

***

If you agree upon the above terms and conditions, please return to us a copy of this letter and its schedules and exhibits duly inititalised on each page and signed by you indicating your full acceptance of this Agreement.

[Signature Illegible]

AB Medics S.p.A,

SCHEDULE 3

WARRANTIES

1.             CAPACITY AND AUTHORITY

1.1           Incorporation and existence

The Seller and the Company are bodies corporate duly incorporated and validly existing under the laws of Italy.

1.2           Power and authority

The Seller has the legal right and full power and authority, and has taken all action required, to sign and perform its obligations under this Agreement and all the documents which are to be signed at Completion.

1.3           Activities

1.3.1        The Company is operating and has always operated in all respect with its articles and constitutional documents at the relevant time.

1.3.2        The Company has not been engaged in any act or action or become bound by any agreement save for acts or actions strictly necessary for its incorporation for the transfer to it of the Business, including, without limitation, any financing or indebtedness and for the ordinary day to day conduct of the Business in accordance with Schedule 4.

1.3.3        The Company has no assets, and has never had any assets, other than the Business and has no debts or liabilities other than as set out in Exhibit 11 and other than those arising from the conduct of its activity in accordance with Schedule 4.

2.             INFORMATION

2.1           General

All information given by, or on behalf of, the Seller or the Company to the Buyer or to its advisers before and during the negotiations leading to this Agreement is true, accurate, complete and not misleading.

2.2           The Agreement and Exhibits

All information set out in this Agreement, including without limitation those set out in schedule 1 and in the Exhibits and other schedules, is true, accurate, complete and not misleading.

2.3           Material facts

All facts concerning the Quota and the Business which might be material to a prospective buyer of the Quota have been disclosed to the Buyer in writing.

3.             QUOTA

3.1           Quota

3.1.1        The Seller is the absolute and only owner of, and has free title to, the Quota and the Quota is free from any Encumbrance.

3.1.2        The Quota comprises the whole of the allotted and issued quota capital of the Company, has been properly and validly allotted and issued and is fully paid.

3.1.3        There is no third party right or Encumbrance and there is no agreement, arrangement or obligation to create a third party right or Encumbrance in relation to the Quota or part of it and/or on the corporate capital of the Company or the Business. No Person has claimed to be entitled to any third party right or Encumbrance in relation to the Quota or part of it and/or on the corporate capital of the Company or on the Business.

3.1.4        There is no agreement (other than this Agreement), arrangement or obligation which requires the allotment, issue or transfer of, or the grant to any person of the right (conditional or not) to require the allotment, issue or transfer of, the Quota of part of it.

3.2           Subsidiaries

The Company does not have and has never had any subsidiary. The Company has no interest in, and has not agreed to acquire an interest in, quotas or shares of any bodies corporate.

4.             REFERENCE FINANCIAL STATEMENTS AND ACCOUNTING RECORDS

4.1           The Reference Financial Statements have been prepared on a consistent basis in accordance with all applicable laws, principles and practices generally accepted in Italy.

4.2           The Reference Financial Statements show a true and fair view of the assets, liabilities and financial and trading position of the Company or the Seller in respect of the Business as at the relevant reference date and of the profits or losses of the Company or the Seller in respect of the Business for the periods ended as at the relevant reference date.

4.3           Full disclosure of, and adequate provisions for, bad and doubtful debts and all liabilities (actual, contingent or otherwise) and all financial commitments of the Company or the Seller in respect of the Business at the relevant reference date have been made in the Reference Financial Statements.

4.4           The results shown by the Reference Financial Statements as at the relevant reference dates for the periods ended on the relevant reference dates have not (except as disclosed in those accounts) been affected by any extraordinary, exceptional or nonrecurring item or by any other circumstance making the profits or losses for all or any of the periods covered by those accounts unusually high or low.

4.5           All the accounting records of the Company and regarding the Business are up to date, in its possession, and fully and accurately completed in accordance with the applicable law, principles and practices generally accepted in Italy.

4.6           None of the actions, facts or circumstances provided by Schedule 4 have occurred or been taken since the relevant date of the Reference Financial Statements.

5.             CONTRIBUTION OF THE BUSINESS

5.1           The Business has been validly and effectively contributed to the Company in accordance to Italian law.

6.             ASSETS

6.1           Ownership and condition

Save as set out in Exhibit 7, the Company is not a party to, or has any liability under, any leasing or hire, hire purchase, credit sale, conditional sale or similar agreement.

6.2           Stocks

6.2.1        All stock of the Company is of merchantable quality and saleable in the usual way in accordance with its current price list;

6.2.2        All stock of the Company has been valued correctly and properly accounted for in the Reference Financial Statements in accordance with the Accounting Principles.

6.2.3        The Company has not supplied, nor agreed to supply, defective or unsafe goods or goods which fail to comply with their terms of sale;

6.2.4        The Seller has not supplied, nor agreed to supply, defective or unsafe goods or goods which fail to comply with their terms of sale in respect of the Business.

6.3           Intellectual Property

6.3.1        The Intellectual Property Rights are:

(a)                                  either (i) owned by, and validly granted to, the Company on an exclusive basis, and free from all licenses, third-party rights, restrictions on use or obligations of disclosure, or (ii) lawfully used by the Company pursuant to a valid license agreement or other similar arrangement or title;

(b)                                 valid and enforceable and nothing has been done or omitted to be done by which they may cease to be valid and enforceable; and

(c)                                  not, and will not be, the subject of a pending claim or proceedings from any person, including the Seller, as to title, validity, enforceability, entitlement or otherwise and the Company has not received written notice of the assertion or written threatened assertion of any action, suit, proceeding or claim regarding title, validity, enforceability, entitlement of Intellectual Property Rights.

6.3.2        There is, and has been, no actual or written threatened infringement of any of the Intellectual Property Rights and the ownership of the Intellectual Property Rights (where owned) and the use of such Intellectual Property Rights by the Company does not infringe and has not infringed any rights of third parties.

6.3.3        The signing and performance of this Agreement will not conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of any person with respect to any of Intellectual Property Rights. All Confidential Information relating to the Business was transferred by the Seller under the Deed of Contribution to the Company and is fully owned by the Company without any licenses having been granted by the Company or the Seller in respect thereof.

6.4           The Company has not, and the Seller has not in respect of the Business, granted and is not obliged to grant a license, assignment, consent, undertaking, security interest or other right in respect of any of the intellectual property rights.

6.5           Receivables

All receivables (other than receivables due to any company Controlled by the Buyer or to the Buyer itself) included in the Reference Financial Statements are liquid, cashable, collectable in the ordinary course and unquestioned and will be paid in full to the Company at the latest by the date falling eighteen (18) months after the date of this Agreement.

7.             EFFECT OF SALE

The signing and performance of this Agreement and all other documents which are to be signed at Completion will not:

7.1.1        result in the Company or the Business losing the benefit of any of the Permits or any asset, license, grant, subsidy, right or privilege which it now enjoys, provided however that the parties acknowledge that the AGA product registrations for Italy will be opened by the Buyer in the name of a member of the Buyer’s Group;

7.1.2        conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of any person under;

(a)                                  any agreement, arrangement or obligation to which the Company or the Seller or any member of the Seller’s Group in respect of the Business is or was a party; or

(b)                                 any applicable laws and regulations.

8.             INSURANCE

8.1           All the insurable assets of the Company and the Business have at all material times been and are now insured to their full replacement value (with no significant provision for deduction) against all risks normally insured against by persons operating the types of business operated by the Company.

8.2           The Company, and the Seller in respect of the Business, has at all times been and the Company is now adequately covered against accident, damage, injury, third party loss (including, without limitation, product liability), and other risks normally insured against by persons operating the type of business operated by the Company.

8.3           All current insurance and indemnity policies in respect of the Company has an interest as set out in the disclosure schedule 8.3 (the “Policies”) are valid and enforceable and are not void or voidable. Neither the Company nor the Seller has done anything or omitted to do anything which would make any of the Policies void or voidable.

8.4           No claim is outstanding under any of the Policies and no event has occurred, and no circumstance exists, which gives rise or is likely to give rise, to a claim under any of the Policies.

9.             AGREEMENTS

9.1           Validity of agreements

9.1.1        Neither the Company nor the Seller has any knowledge of the invalidity of, or grounds for termination, avoidance or repudiation of, any agreement, arrangement or obligation to which the Company is a party. No party with whom the Company or the Seller in respect of the Business has entered into any agreement, arrangement or obligation has given any notice of its intention to terminate, or has otherwise tried to repudiate or disclaim, the agreement, arrangement or obligation.

9.1.2        No party with whom the Company or the Seller in respect of the Business has entered into any agreement, arrangement or obligation is in default under the agreement, arrangement or obligation and there are no circumstances likely to cause any default except for customary delays in payment which are typical of the distribution of medical devices in Italy.

9.1.3        Neither the Company nor the Seller in respect of the Business is in default under any agreement, arrangement or obligation it has entered into and there are no circumstances likely to cause any material default.

9.2           Material agreements

9.2.1        The Company is not party to and does not have any liability under any long term (i.e., with a duration of more than one year) or onerous or unusual agreement, arrangement or obligation or any agreement, arrangement or obligation not on arm’s length terms save as set out in Exhibits 3, 4, 5 and 7.

9.2.2        Save as set out in Exhibits 3, 4, 5 and 7, the Company is not a party to or has any liability under:

(a)                                  any agreement; arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or incorporated or unincorporated association;

(b)                                 any agency or dealership, or distributionship agreement or similar agreement and is not in breach of any such agreement.

9.2.3        Exhibit 5 contains a complete and accurate copy of each contract and tender with customers with (a) full and accurate description of each term and condition of such contracts and tenders and (b) an accurate summary of products sales by client for years 2006, 2007 and 2008, without volumes, divided into: (i) commercial offers made to private clients (“Offerta Irrevocabile a Soggetti Privati”); (ii) contracts with public institutions awarded through Procedure Aperte (“Pubblico Incanto”); (iii) contracts with public institutions awarded through Procedure Ristrette (“Licitazione Privata”); (iv) contracts with public institutions awarded through Procedure Negoziate (“Procedura Negoziata”); (v) commercial offers made to public institutions (“Offerta Irrevocabile a Enti Pubblici”), (vi) expired contracts and offers which continue to generate product sales (“Terminato”) and (vii) all offers submitted for which no formal award has been made to Seller (“Procedura Non Formalmente Aggiudicata”).

9.3           Product claims

The Company is not liable to bear any costs or loss arising from claims from customers or third parties in respect of any products sold by it or by the Seller.

10.           TERMS OF TRADE AND BUSINESS

10.1         No customer or supplier of the Company or the Seller is likely to:

10.1.1      stop trading with or supplying the Company;

10.1.2      reduce substantially its trading with, or supplies to, the Company; or

10.1.3      change the terms on which it is prepared to trade with or supply the Company (other than normal price and quota changes),

in each case as a result of the signing or performance of this Agreement.

10.2         Save as set out in the disclosure schedule 10.2 and in Exhibit 5, neither the Company nor the Seller in respect of the Business has entered into any agreement or arrangement with any customer or supplier on terms materially different to its standard terms of business then in force.

11.           EMPLOYEES

11.1         The list included in Exhibit 3, is the complete list of the employees of the Company on the date of execution of the Deed of Contribution (the “Employees”) and gives for each Employee the true, accurate and complete description of job level job duties, years of service with the Seller and the Company, date of expiration of the employment agreement if any, salary, social security cost and retirement cost, including severance payments (TFR), the pension, health and insurance plans to which he or she participates and any bonus or benefit he or she is entitled to under his or her employment agreement with the Company and where an Employee has been continuously absent from work for more than one month, the reason for the absence.

11.2         There are no other rights, qualifications or benefits that any of the Employees can claim in addition, or different, from those described in Exhibit 3. There are no other individuals that may claim for any reason to be re-classified as Employees of the Company or obtain similar rights in addition to those listed in Exhibit 3.

11.3         None of the Employees hired on the fixed term basis has any right to be recognised as being hired for an indefinite period of time and no other Person has any right to be employed by the Company.

11.4         There is not in existence any employment contract between the Company and any person in suspension or which has been terminated but which is capable of being revived or enforced or in respect of which the Company has any continuing obligation.

11.5         There is not in existence any employment contract with any employee of the Company which cannot be terminated by three months’ notice or less or the minimum notice period prescribed by the applicable laws and regulations without giving rise to any claim for damages or compensation, save for the contracts listed in Exhibit 3.

11.6         The basis of the remuneration payable to the directors, statutory managers and employees of the Company is the same as that in force as at 30 November 2008. Except as provided in Exhibit 3, the Company is not obliged to increase nor has it made any provision to increase, other than in accordance with the provisions of a national collective agreement or indexation, the total annual remuneration payable to the directors, statutory managers or employees by more than five per cent or to increase the rates of remuneration of any of the directors, statutory managers or employees entitled to remuneration in excess of Euro 50,000 a year.

11.7         There are no amounts owing to any present or former director, statutory manager or employee of the Company other than remuneration accrued but not due or for reimbursement of business expenses and the Company has not incurred any liabilities arising from the termination of any employment contract or consultancy agreement.

11.8         The Company, and the Seller in respect of the Business, in relation to each of the Employees, has complied with all employment agreements, laws, relevant statutes, regulations, codes of conduct, collective bargaining agreements, orders and awards relevant to their working conditions or to the relations between it and its Employees or any relevant trade union or employees’ representatives.

11.9         Neither the Company nor the Seller in respect of the Business has agreed or promised to give to any of its Employees different employment terms or conditions (e.g. benefit plans, increase in remuneration, extra-legal termination entitlements etc.) other than what has been set out in Exhibit 3 and all benefits and premiums in relation to any applicable state and supplementary pension, health and insurance plan(s) and other benefit plans have been timely, properly and validly paid.

11.10       Neither the Company nor the Seller in respect of the Business has under the terms of a collective agreement made or agreed to make a payment or provide or agreed to provide a benefit to a present or former director, statutory manager or employee or any dependant of a present or former director, statutory manager or employee in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

11.11       The Company is not a party to a collective employment agreement or required to comply with a collective employment agreement other than in accordance with the applicable laws.

11.12       The Company has not a works or supervisory council or other body representing employees which has a right to be represented or attend at or participate in any board or council meeting or a right to be informed, consulted or make representations in relation to the business of the Company.

11.13       The Company and the Seller in respect of the Business has timely complied with all applicable law and regulations with respect to social security in all material respects, including any applicable supplementary pension, health and/or insurance funds. All sums and amounts accrued (also in relation to TFR) up to the Completion Date will have been duly and timely paid before Completion and are duly and correctly reflected in Exhibit 3; any amounts eventually accrued and still payable at Completion (social contributions) will be duly and correctly accounted for in the accounting books and taken into account for the purposes of clause 2.5.

11.14       The Company and the Seller in respect of the Business has complied with any applicable health, hygiene and safety at work place law and there are no pending or written threatened claims, proceedings or investigation against the Company in relation thereto, nor any events, facts or circumstances likely to lead anyone (including past or present employees of the Company) to file or validly commence, and/or succeed in, such claims, proceedings or investigation in relation thereto.

11.15       The Company and the Seller in respect of the Business has maintained current, adequate and suitable records relating to each of its present and past employees in accordance with the applicable law.

11.16       Save as provided in disclosure schedule 11.16, neither the Company nor the Seller in respect of the Business is involved in any dispute regarding a claim of material importance with (i) Employees or former employees, any trade union, association of trade unions, works council, staff association or other body representing employees or (ii) any legal entity (including the cooperative), its employees or its associates providing services to the Company and there are no circumstances likely to give rise to any such dispute or (iii) inspectors of Ministry of Labour.

11.17       Save as provided in this Agreement, within the period of one year ending on the date of this Agreement, neither the Company nor the Seller in respect of the Business has been a party to any transfer of a business or undertaking that has required or will require notification to or consultation with any trade union, works council, staff association or other body representing employees.

11.18       The Company is not required by any applicable law or contract to pay any tax, levy or contribution in respect of any training scheme, arrangement or proposal.

11.19       There are no rights that any of the Employees can claim regarding title, transfer, validity, enforceability, entitlement of any Intellectual Property Right of the Company, including any remuneration, indemnity, compensation or other payment in relation to the creation of any Intellectual Property Right of the Company.

12.           CONSULTANTS AND OTHER MATTERS

12.1         The list included in Exhibit 4, is an accurate and complete list of consultants of the Company (each, a “Consultant”) and gives for each Consultant the true and complete description of the main terms of his contractual relationship with the Company.

12.2         There are no other rights, qualifications or benefits that any of the Consultants can claim in addition, or different, from those described in Exhibit 4.

12.3         The Company and the Seller, in relation to each Consultant, has complied with the relevant contract and applicable law.

12.4         There has been there is no failure by the Seller of any agent, distributor, director, employee or representatives or any Person for whom the Seller or the Company may be vicariously liable to comply in the course of the operation of the Business in the period up to Completion with all laws and regulations covering or relating to corruption, fraud, dealings with public employees or officials, the proper conduct of tenders, any matters giving rise of liability under Decree 231/2001 or the US Foreign Corrupt Practices Act or any similar legislation in any jurisdiction

12.5         The Company has not, and the Seller has not, agreed or promised to give to any Consultant different terms or conditions other than what has been set out in the Exhibit 4 and all benefits and premiums in relation to any applicable state, indemnity and other benefit plans have been timely, properly and validly paid.

12.6         No formal investigation or claim is pending and the Company has not, and the Seller has not, received written notice of the assertion or threatened assertion of any investigation, action, suit, proceeding or claim in respect of any matters relating to the Consultants.

12.7         The Company, and the Seller in respect of the Business, has complied with all applicable law and regulations with respect to the Consultants and the employers of the Consultants, including, but not limited to, Italian Legislative Decree no. 502 dated 30 December 1992, Italian Legislative Decree no. 165 dated 30 March 2001 and Italian DPCM dated 27 March 2000.

13.           TAX AND SOCIAL SECURITY

13.1         All applicable Tax, social security and compulsory insurance laws and regulations in force from time to time have been complied with by the Company and the Seller in respect of the Business.

13.2         Without limiting the generality of the foregoing, in respect of the Company:

13.2.1      all required Tax returns and social security or compulsory insurance declarations, all such returns and declarations being true, correct and complete, have been filed or will be filed;

13.2.2      payment or provision for the payment of all Taxes, direct or indirect, and social security and insurance charges have been duly and timely made or will be made; and

13.2.3      all required actions as withholding agent, in accordance with all relevant laws and regulations have been taken.

13.3         Without limiting the generality of the foregoing, in respect of the Company and of the Seller in respect of the Business, there are no:

13.3.1      liabilities, whether absolute, accrued or contingent, for Taxes, direct or indirect, social security and compulsory insurance charges (other than for the ordinary and periodical payments to be made on the respective due dates occurring after Completion);

13.3.2      threatened or pending proceedings or assessments against the Company for Taxes, direct or indirect, social security or compulsory insurance payments;

13.3.3      any other claims by the Tax or social security and compulsory insurance authorities against the Company; nor

13.3.4      any circumstances which could give rise to such proceedings, assessments or claims.

14.           LIABILITIES

14.1         Indebtedness

The Company, and the Seller in respect of the Business, does not have outstanding and has not agreed to create or incur any borrowing or indebtedness in the nature of borrowing.

14.2         Guarantees and indemnities

14.2.1     The Company is not a party to nor has any liability (including, without limitation, any contingent liability) under any guarantee, indemnity or other agreement to secure, or otherwise incur financial or other obligations with respect to, an obligation of a third party.

14.2.2     None of the borrowings or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or any security provided by, a third party.

14.3         Events of default

No event has occurred or been alleged which:

14.3.1     constitutes an event of default, or otherwise gives rise to an obligation to repay, under any agreement relating to borrowing or indebtedness in the nature of borrowing or which would lead to a third party right constituted or created in connection with any borrowing or indebtedness in the nature of borrowing, guarantee or indemnity or which would lead to any other obligation of the Company becoming enforceable; or

14.3.2     would constitute an event of default or would lead to security or obligation becoming enforceable with the giving of notice or lapse of time or both.

15.           PERMITS

15.1         Compliance with Permits

The Company has obtained and is in compliance with the terms and conditions of all Permits.

15.2         Status of Permits

15.2.1     All Permits are in force and are unconditional or subject only to a condition that has been satisfied.

15.2.2     No expenditure is or will be necessary to secure compliance with, or to maintain or obtain, any Permits existing at Completion.

15.2.3     There are no facts or circumstances indicating that any of the Permits would or might be revoked, suspended, cancelled, varied or not renewed.

16.           PENSIONS AND OTHER BENEFITS

Save in respect of such compulsory pension contributions as are required by law, there is not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not) for the payment of, or payment of a contribution towards, any pensions, allowances, lump sums or other similar benefits on retirement, death, termination of employment (voluntary or not) or during periods of sickness or disablement, for the benefit of any director, former director, statutory manager, former statutory manager, employee or former employee of the Company or for the benefit of the dependants of any such person.

17.           LITIGATION AND COMPLIANCE WITH LAW

17.1         Litigation

Save as provided in the disclosure schedule 17, the Company is not involved, nor has, and the Seller in respect of the Business is not involved nor has, during the two years ending on the date of this Agreement been involved, in any litigation or arbitration proceedings. No such proceedings are threatened by or against the Company or the Seller and the Seller is aware of no fact or circumstance which is likely to give rise to such proceedings.

17.2         Compliance with law

The Company has at all times conducted its business and the Seller has at all times conducted the Business in all material respects in compliance with all the applicable laws and regulations.

17.3         Investigations

There have been and are no governmental or other investigations or enquiries or proceedings concerning the Company and the Seller in respect of the Business; none are pending or threatened; and so far as the Seller is aware no fact or circumstance exists which is likely to give rise to any such investigation, enquiry or proceedings.

18.           CONSTITUTION, REGISTERS ETC.

18.1         Constitution

The Company has at all times carried on its business and affairs in all respects in accordance with its deed of incorporation (atto costitutivo) and by-laws (statuto).

18.2         Registers, etc

All registers and other books required by the applicable laws to be kept by the Company or by the Seller in respect of the Business have been properly kept and contain a true and complete record of the matters with which they should deal. No notice or allegation has been received that any of them is incorrect or should be rectified.

18.3         Delivery of documents

All documents required to be delivered by the Company or by the Seller in respect of the Business to a governmental or other authority in any jurisdiction in which it carries on business have been properly prepared and delivered.

18.4         Powers of attorney and authorities

There is no power of attorney given by the Company or by the Seller in respect of the Business in force and there is no outstanding authority by which any person may enter into any agreement, arrangement or obligation to do anything on behalf of the Company or the Seller in respect of the Business (other than an authority of its employees, directors and statutory managers to enter into agreements in the normal performance of their duties).

19.           BANKRUPTCY

The Company is not subject to any bankruptcy or insolvency procedures or similar procedures and has not made, and should not have made, any filing for insolvency or bankruptcy or similar procedures, no action or request has been taken or made, or should have been taken or made, to declare it bankrupt or insolvent (or to obtain similar effects), there has been no judgment or any judicial order to this effect and no events or circumstances exist that would lead, as a result, to any of the foregoing.

The Company has not been put into liquidation or composition with creditors and no action has been taken or request made by or against the Company in this respect. The Company has not filed for, or obtained, any grace period.

SCHEDULE 5

INDEMNITIES

1.             Any claim under or liability in respect of a contractual provision of an agreement transferred to the Company by the Deed of Contribution if such contractual provision was not expressly disclosed to the Buyer in Exhibit 5;

2.             Termination of or any claim for breach under any agreement of the Business transferred to the Company by the Deed of Contribution as a result of lack of consent required pursuant to such agreement, if the requirement for such consent was not expressly disclosed to the Buyer in Exhibit 5;

3.             Any claim in respect of the employment by the Seller of Lucio Cianti;

4.             Failure to achieve consent before Completion from the contract counterparts for the transfer of any of the lease agreements for the vehicles indicated in Exhibit 7.

5.             Any claim from Arsan S.r.l. in respect of the period up to the Completion Date, a distributor for the region of Basilicata;

6.             Any claim from Studio Pacinotti S.r.l. in respect of the period up to the Completion Date, a distributor for the regions of Abruzzo, Marche, Umbria and Molise;

7.             Any claim from AXA Medica Care S.r.l. in respect of the period up to the Completion Date, a distributor for Sicily;

8.             Any liability to any Employee (including, without limitation, for TFR, holiday entitlement, salary, tredicesima etc) for the period up to and including 31 December 2008, to the extent such liability is not covered by a specific cash provision contributed to the Company by the Deed of Contribution;

9.             Any liability to the following agents of the Seller in respect of the period up to the Completion Date:

(i)            Mr Nicola Atzemi (Sardegna);

(ii)           MED System of F. Mancuso (Calabria)

(iii)          MPN Tecnologie Medicali S.r.l. (Friuli Venezia Giulia); or

(iv)          CMTec s.r.l. (Puglia);

10.           Failure by the Seller of any agent, distributor, director, employee or representatives or any Person for whom the Seller or the Buyer may be vicariously liable to comply in the course of the operation of the Business in the period up to Completion with all laws and regulations covering or relating to corruption, fraud, dealings with public employees or officials, the proper conduct of tenders, any matters giving rise of liability under Decree

231/2001 or the US Foreign Corrupt Practices Act or any similar legislation in any jurisdiction;

11.           Any transfer tax, stamp duties (imposta di registro) or other duties or levies applicable or payable on the transfer of the Business to the Company or on the Deed of Contribution or otherwise in respect of the transactions contemplated by this Agreement and any fines penalties or investigations and legal or other related costs in respect thereof.

12.           Any VAT tax or other duties that may be claimed or being applicable to any of the payments provided for in clause 2.4.1.

13.           Any claim from Kaster S.r.l. arising from the litigation pending in Rome and described in disclosure schedule 17.